MONOCACY BANCSHARES, INC.
                               SETS CLOSING DATE


Taneytown, MD, November 20, 1998 - Monocacy Bancshares, Inc. (NASDAQ:MNOC), headquartered in Taneytown, MD and F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, MD, announced that they intend to complete their planned merger on November 30, 1998, assuming approval of the merger by the stockholders of both companies at their respective meetings on Tuesday, November 24, 1998. Assuming a November 30 closing date, the pricing period for determination of the exchange ratio pursuant to the merger agreement would end at the close of business today, November 20, 1998. As previously reported, Monocacy and F&M Bancorp have received all required regulatory approvals for the transaction.